Exhibit 10.1

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

AUTOLIV, INC.

AND

VEONEER, INC.

DATED AS OF JUNE 28, 2018

Section 8.17	Specific Performance	30

Section 8.18	Amendment	31

Section 8.19	Construction	31

Section 8.20	Exclusivity of Tax Matters Agreement	31

Section 8.21	Limitations of Liability	31

Schedules

Schedule 1.01(b)	Veoneer Non-U.S. Pension Plans

Schedule 1.01(c)	Veoneer Non-U.S. Welfare Plans

Schedule 1.01(d)	Veoneer U.S. Welfare Plans

Schedule 1.01(e)	Veoneer U.S. Retirement Plans

Schedule 1.01(f)	Autoliv Non-U.S. Pension Plans

Schedule 1.01(g)	Autoliv Non-U.S. Welfare Plans

Schedule 1.01(h)	Autoliv U.S. Welfare Plans

Schedule 1.01(i)	Autoliv U.S. Retirement Plans

Schedule 1.01(j)	Autoliv Short-Term Incentive Plans

Schedule 1.01(k)	Veoneer Short-Term Incentive Plans

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of June 28, 2018 (this “Agreement”), is by and between Autoliv, Inc., a Delaware corporation (“Autoliv”), and Veoneer, Inc., a Delaware corporation (“Veoneer”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in Article I or ascribed to them in the Distribution Agreement.

RECITALS:

WHEREAS, Autoliv owns 100% of the shares of common stock, par value $1.00 per share, of Veoneer (the “Veoneer Common Stock”);

WHEREAS, Autoliv and Veoneer entered into a Master Transfer Agreement, effective as of April 1, 2018 (the “Master Transfer Agreement”), pursuant to which on or prior to April 1, 2018 (the “Restructuring Date”), Autoliv and its Subsidiaries entered into a series of transactions to separate the Veoneer Business from the Autoliv Business so that, as of the Restructuring Date, the Veoneer Business was held and operated by members of the Veoneer Group and the Autoliv Business was held and operated by members of the Autoliv Group (the “Restructuring”);

WHEREAS, the Board of Directors of Autoliv (the “Autoliv Board”) has determined on careful review and consideration that it is appropriate, desirable and in the best interests of Autoliv and its stockholders to separate Veoneer into a separate, publicly traded company;

WHEREAS, in order to effect the separation, the Autoliv Board has determined that it is appropriate, desirable and in the best interests of Autoliv and its stockholders for Autoliv to distribute to the holders of the Autoliv Common Stock (as defined herein), on a pro rata basis (in each case without consideration being paid by such stockholders), all of the outstanding shares of Veoneer Common Stock (with the holders of Swedish Depository Receipts representing shares of Autoliv Common Stock receiving Swedish Depository Receipts representing shares of Veoneer Common Stock) (the “Distribution”);

WHEREAS, in order to effectuate the Distribution, Autoliv and Veoneer have entered into that certain Distribution Agreement, dated as of the date hereof (the “Distribution Agreement”); and

WHEREAS, in addition to the matters addressed by the Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation, and benefit matters.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

“Adjusted Autoliv Awards” mean collectively, Adjusted Autoliv Options and Adjusted Autoliv Restricted Stock Unit Awards.

“Adjusted Autoliv Option” means an Autoliv Option, adjusted as of the Effective Time in accordance with Section 4.02(a).

“Adjusted Autoliv Restricted Stock Unit Award” means an Autoliv Restricted Stock Unit Award, adjusted as of the Effective Time in accordance with Section 4.02(b).

“Affiliate” has the meaning set forth in the Distribution Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 8.18.

“Amended and Restated Master Transition Services Agreement” has the meaning set forth in the Distribution Agreement.

“Ancillary Agreement” has the meaning set forth in the Distribution Agreement.

“Assets” has the meaning set forth in the Master Transfer Agreement.

“Autoliv” has the meaning set forth in the preamble to this Agreement.

“Autoliv Awards” means, collectively, Autoliv Options, Autoliv Restricted Stock Unit Awards and Autoliv Performance Shares.

“Autoliv Benefit Plan” means any Benefit Plan established, sponsored, maintained or contributed to by Autoliv or any of its Subsidiaries immediately prior to the Effective Time, excluding any Veoneer Benefit Plan.

“Autoliv Board” has the meaning set forth in the recitals to this Agreement.

“Autoliv Business” has the meaning set forth in the Master Transfer Agreement.

“Autoliv Common Stock” has the meaning set forth in the Distribution Agreement.

“Autoliv Compensation Committee” means the Leadership Development and Compensation Committee of the Autoliv Board.

“Autoliv Conversion Ratio” means the average of the closing per share price of Autoliv Shares trading “regular way with due bills” on the NYSE during the five (5) trading days immediately preceding and including the Distribution Date divided by the average of the closing per share price of Autoliv Shares during the first five (5) trading days immediately following the Distribution Date, rounded to the nearest full cent.

“Autoliv Equity Plan” means any equity compensation plan sponsored or maintained by Autoliv immediately prior to the Effective Time, including the Autoliv, Inc. 1997 Stock Incentive Plan, as amended.

“Autoliv Group” has the meaning set forth in the Distribution Agreement.

“Autoliv Group Employee” means any individual employed by the Autoliv Group as of the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury, or leave of absence) who is not a Veoneer Group Employee.

“Autoliv Liabilities” has the meaning set forth in the Distribution Agreement.

“Autoliv Nonqualified Plans” means the Autoliv ASP, Inc. Excess Pension Plan and the Autoliv North America Non-Qualified Retirement Plan.

“Autoliv Non-Qualified Retirement Plan” means the Autoliv North America Non-Qualified Retirement Plan.

“Autoliv Non-U.S. Pension Plan” means collectively, the plans listed on Schedule 1.01(f) hereto.

“Autoliv Non-U.S. Welfare Plan” means any Welfare Plan established, sponsored, maintained, or contributed to by Autoliv or any of its Subsidiaries for the benefit of Non-U.S. Employees or Former Non-U.S. Employees, excluding any Veoneer Non-U.S. Welfare Plan, and listed on Schedule 1.01(g) hereto.

“Autoliv Option” means an option to purchase Autoliv Shares granted pursuant to an Autoliv Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Autoliv Performance Share” means a performance share award in respect of Autoliv Shares granted pursuant to an Autoliv Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Autoliv Performance Share Conversion Factor” means the level of achievement of the applicable performance goals for each outstanding Autoliv Performance Share, expressed as a percentage.

“Autoliv Restricted Stock Unit Award” means a restricted stock unit award in respect of Autoliv Shares granted pursuant to an Autoliv Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Autoliv Savings Plan” means the Autoliv (401k) Plan.

“Autoliv Shares” means shares of Autoliv Common Stock.

“Autoliv Short-Term Incentive Plans” means any annual or short-term incentive cash compensation plan sponsored or maintained by Autoliv immediately prior to the Effective Time, including the plans listed in Schedule 1.01(j) hereto, other than any Veoneer Short-Term Incentive Plans.

“Autoliv U.S. Pension Plans” means, collectively, the Autoliv ASP, Inc. Pension Plan and the Autoliv ASP, Inc., Excess Pension Plan.

“Autoliv U.S. Savings Plan” means the Autoliv ASP, Inc. Employee Savings and Investment Plan.

“Autoliv U.S. Savings Plan Trust” means the master trust for Autoliv U.S. Savings Plans.

“Autoliv U.S. Welfare Plan” means any Welfare Plan established, sponsored, maintained, or contributed to by Autoliv or any of its Subsidiaries for the benefit of U.S. Employees or Former U.S. Employees including the plans listed in Schedule 1.01(h) hereto.

“Autoliv Welfare Plans” means the Autoliv U.S. Welfare Plans and the Autoliv Non-U.S. Welfare Plans.

“Benefit Plan” means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including pension plans, superannuation plans, thrift plans, supplemental pension plans, and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments, and arrangements providing for terms of employment, fringe benefits, severance benefits, termination indemnities, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences, and holidays; provided, however, that the term “Benefit Plan” shall not include any government-sponsored benefits, such as workers’ compensation, unemployment, or any similar plans, programs, or policies.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Section 601 et seq. of ERISA and in Section 4980B of the Code.

“Code” has the meaning set forth in the Distribution Agreement.

“Dispute” has the meaning set forth in the Distribution Agreement.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” has the meaning set forth in the Distribution Agreement.

“Effective Time” has the meaning of “Distribution Effective Time” set forth in the Distribution Agreement.

“Employee” means any Autoliv Group Employee or Veoneer Group Employee.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” has the meaning set forth in the Distribution Agreement.

“FICA” has the meaning set forth in Section 3.01(e).

“Force Majeure” has the meaning set forth in the Distribution Agreement.

“Former Autoliv Group Employee” means any individual who is a former employee of a legal entity that remained with the Autoliv Group following the Restructuring Date who terminated employment prior to the Effective Date.

“Former Employees” means Former Autoliv Group Employees and Former Veoneer Group Employees.

“Former Non-U.S. Employee” means any Former Employee other than a Former U.S. Employee.

“Former U.S. Employee” means any Former Employee who was assigned primarily to operations in the United States during his or her employment with the Autoliv Group.

“Former Veoneer Group Employee” means any individual employed by a legal entity that remained with the Veoneer Group following the Restructuring Date who terminated employment prior to the Effective Date.

“FUTA” has the meaning set forth in Section 3.01(e).

“Governmental Authority” has the meaning set forth in the Distribution Agreement.

“Incurred Claims” means a Liability related to services or benefits provided under a Benefit Plan, and shall be deemed to be incurred: (a) with respect to medical, dental, vision, and prescription drug benefits, upon the rendering of services giving rise to such Liability; (b) with respect to death benefits, life insurance, accidental death and dismemberment insurance, and business travel accident insurance, upon the occurrence of the event giving rise to such Liability; (c) with respect to disability benefits, upon the date of disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such Liability; (d) with respect to a period of continuous hospitalization, upon the date of admission to the hospital; and (e) with respect to tuition reimbursement or adoption assistance, upon completion of the requirements for such reimbursement or assistance, whichever is applicable.

“Indemnitee” has the meaning set forth in the Distribution Agreement.

“Individual Agreement” means any individual (a) employment contract, (b) retention, severance, or change of control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes, and living standards in the host country), (d) intellectual property assignment agreements, or (e) other agreement containing restrictive covenants (including confidentiality, noncompetition, and nonsolicitation provisions) between a member of the Autoliv Group or the Veoneer Group, on the one hand, and an Veoneer Group Employee or Former Veoneer Group Employee, on the other hand, as in effect immediately prior to the Effective Time.

“IRS” means the United States Internal Revenue Service.

“Law” has the meaning set forth in the Distribution Agreement.

“Liability” or “Liabilities” has the meaning set forth in the Distribution Agreement.

“Non-U.S. Employee” means any Employee other than a U.S. Employee.

“NYSE” has the meaning set forth in the Distribution Agreement.

“Parties” means the parties to this Agreement.

“Person” has the meaning set forth in the Distribution Agreement.

“Privileged Information” has the meaning set forth in the Distribution Agreement.

“Record Date” has the meaning set forth in the Distribution Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” has the meaning set forth in the Distribution Agreement.

“Transferred Director” means any Veoneer non-employee director as of the Effective Time who served on the Autoliv Board immediately prior to the Effective Time.

“Transferred FSA Balances” has the meaning set forth in Section 6.01(d).

“U.S.” means the United States of America.

“U.S. Employees” shall mean Employees who are assigned primarily to operations in the United States.

“Welfare Plan” means any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse, and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts, or cashable credits.

“Veoneer” has the meaning set forth in the preamble to this Agreement.

“Veoneer Awards” means, collectively, Veoneer Options and Veoneer Restricted Stock Unit Awards.

“Veoneer Benefit Plan” means any Benefit Plan established, sponsored, maintained, or contributed to by a member of the Veoneer Group as of or after the Effective Time.

“Veoneer Board” means the Board of Directors of Veoneer.

“Veoneer Business” has the meaning set forth in the Master Transfer Agreement.

“Veoneer Common Stock” has the meaning set forth in the Distribution Agreement.

“Veoneer Conversion Ratio” means the average of the closing per share price of Autoliv Shares trading “regular way with due bills” on the NYSE during the five (5) trading days immediately preceding and including the Distribution Date divided by the average of the closing per share price of Veoneer Shares during the first five (5) trading days immediately following the Distribution Date, rounded to the nearest full cent.

“Veoneer Equity Plan” means the Veoneer 2018 Stock Incentive Plan.

“Veoneer Group” has the meaning set forth in the Distribution Agreement.

“Veoneer Group Employee” means any individual employed by the Veoneer Group as of the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury, or leave of absence) who is not an Autoliv Group Employee.

“Veoneer Liabilities” has the meaning set forth in the Distribution Agreement.

“Veoneer Non-Qualified Retirement Plan” means the Veoneer North America Non-Qualified Retirement Plan.

“Veoneer Non-U.S. Pension Plans” means, collectively, the plans listed on Schedule 1.01(b) hereto.

“Veoneer Non-U.S. Welfare Plans” means the Welfare Plans established, sponsored, maintained, or contributed to by any member of the Veoneer Group for the benefit of Veoneer Group Employees and Former Veoneer Group Employees who are Non-U.S. Employees and Former Non-U.S. Employees, respectively, including the Welfare Plans listed in Schedule 1.01(c) hereto.

“Veoneer Option” means an option to purchase Veoneer Shares granted by Veoneer pursuant to the Veoneer Equity Plan in accordance with Section 4.02(a).

“Veoneer Restricted Stock Unit Award” means a restricted stock unit award in respect of Veoneer Shares granted pursuant to the Veoneer Equity Plan in accordance with Section 4.02(b).

“Veoneer Shares” means shares of Veoneer Common Stock.

“Veoneer Short-Term Incentive Plans” means any annual or short-term incentive cash compensation plan sponsored or maintained by Veoneer immediately following the Effective Time, including the plans listed in Schedule 1.01(k) hereto.

“Veoneer U.S. Retiree Medical Plan” means the Veoneer US Retiree Medical Plan.

“Veoneer U.S. Savings Plan” means the Veoneer US (401k) Plan.

“Veoneer U.S. Savings Plan Trust” means the master trust for Veoneer U.S. Savings Plans.

“Veoneer U.S. Welfare Plans” means the Welfare Plans established, sponsored, maintained, or contributed to by any member of the Veoneer Group for the benefit of Veoneer Group Employees and Former Veoneer Group Employees who are U.S. Employees and Former U.S. Employees, respectively, including the Welfare Plans listed in Schedule 1.01(d) hereto, excluding any Autoliv U.S.

“Veoneer Welfare Plans” means the Veoneer U.S. Welfare Plans and the Veoneer Non-U.S. Welfare Plans.

Section 1.02 Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits, Annexes and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; and (h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01 General Principles.

(a) Acceptance and Assumption of Veoneer Liabilities. Except as otherwise specifically provided herein, as of the Effective Time, Veoneer accepts, assumes, and agrees to faithfully perform, discharge, and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Veoneer Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Autoliv’s or Veoneer’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates against any member of the Autoliv Group or the Veoneer Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, or misrepresentation by any member of the Autoliv Group or the Veoneer Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates:

(i) any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by this Agreement), commissions, bonuses, and any other employee compensation or benefits payable to or on behalf of any Veoneer Group Employees and Former Veoneer Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses, or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims made by or with respect to any Veoneer Group Employees or Former Veoneer Group Employees in connection with any Benefit Plan not retained or assumed by any member of the Autoliv Group pursuant to this Agreement;

(iii) any and all other Liabilities with respect to any Veoneer Group Employees or Former Veoneer Group Employees; and

(iv) any and all Liabilities expressly assumed or retained by any member of the Veoneer Group pursuant to this Agreement.

(b) Acceptance and Assumption of Autoliv Liabilities. Except as otherwise specifically provided herein, as of the Effective Time, Autoliv accepts, assumes, and agrees to faithfully perform, discharge, and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered an Autoliv Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Autoliv’s or Veoneer’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates against any member of the Autoliv Group or the Veoneer Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, or misrepresentation by any member of the Autoliv Group or the Veoneer Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates:

(i) any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by this Agreement), commissions, bonuses, and any other employee compensation or benefits payable to or on behalf of any Autoliv Group Employees and Former Autoliv Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses, or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims made by or with respect to any Autoliv Group Employees or Former Autoliv Group Employees in connection with any Benefit Plan not retained or assumed by any member of the Veoneer Group pursuant to this Agreement;

(iii) any and all other Liabilities with respect to any Autoliv Group Employees or Former Autoliv Group Employees; and

(iv) any and all Liabilities expressly assumed or retained by any member of the Autoliv Group pursuant to this Agreement.

(c) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02 Service Credit. The Veoneer Benefit Plans shall, and Veoneer shall cause each member of the Veoneer Group to, recognize each Veoneer Group Employee’s and each Former Veoneer Group Employee’s full service with Autoliv or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was credited by Autoliv for similar purposes prior to the Effective Time as if such full service had been performed for a member of the Veoneer Group, for purposes of eligibility, vesting, and determination of level of benefits under any such Veoneer Benefit Plan; provided, however, that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

Section 2.03 Benefit Plans.

(a) Establishment of Plans. Except as otherwise explicitly provided in this Agreement, before the Effective Time, Veoneer shall, or shall cause an applicable member of the Veoneer Group to, adopt Benefit Plans (and related trusts, if applicable), with terms that are in the aggregate comparable (or such other standard as is specified in this Agreement with respect to any particular Benefit Plan) to those of the corresponding Autoliv Benefit Plans; provided, however, that Veoneer may limit participation in any such Veoneer Benefit Plan to Veoneer Group Employees and Former Veoneer Group Employees who participated in the corresponding Autoliv Benefit Plan immediately prior to the date of establishment of such plan.

(b) No Creation/Acceleration of Benefits; No Duplication of Benefits.

(i) Notwithstanding anything to the contrary in this Agreement, the Distribution Agreement, or any other Ancillary Agreement, no participant in any Veoneer Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Autoliv Benefit Plan or any other plan, program, or arrangement sponsored or maintained by a member of the Autoliv Group.

(ii) Unless expressly provided for in this Agreement, in the Distribution Agreement, or in any other Ancillary Agreement, or required by applicable Law, no provision in this Agreement shall be construed to create any right to, or accelerate vesting or entitlements to, any compensation or benefit whatsoever under any program or arrangement sponsored or maintained by a member of the Autoliv Group or member of the Veoneer Group on the part of any Employee or Former Employee.

(c) Transition Services. The Parties acknowledge that the Autoliv Group or the Veoneer Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Amended and Restated Master Transition Services Agreement.

(d) Beneficiaries. References to Autoliv Group Employees, Former Autoliv Group Employees, Veoneer Group Employees, Former Veoneer Group Employees, and non-employee directors of either Autoliv or Veoneer (including Transferred Directors), shall, where the context clearly contemplates, be deemed to refer to their beneficiaries, dependents, survivors, and alternate payees, as applicable.

(e) Amendment and Termination. Nothing in this Agreement shall be construed or interpreted to restrict the right or authority of any member of the Autoliv Group or the Veoneer Group, as applicable, to amend or terminate any Autoliv Benefit Plan or Veoneer Benefit Plan, or any plan that is newly adopted or implemented in accordance with the terms hereof after the Distribution Date, as applicable, effective as of a date on and after the Distribution Date, to the extent permitted by applicable Law.

(f) Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall use commercially reasonable efforts to implement the applicable provision of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 2.04 Individual Agreements.

(a) Assignment by Autoliv. To the extent necessary, Autoliv shall assign, or cause an applicable member of the Autoliv Group to assign, to Veoneer or another member of the Veoneer Group, as designated by Veoneer, all Individual Agreements, with such assignment to be effective as of or prior to the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of or prior to the Effective Time, each member of the Veoneer Group shall be considered to be a successor to each member of the Autoliv Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the Veoneer Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Veoneer Group; and provided, further, that, on and after the Effective Time, Autoliv shall not be permitted to enforce any Individual Agreement (including any agreement containing noncompetition or nonsolicitation covenants) against a Veoneer Group Employee or Former Veoneer Group Employee for action taken in such individual’s capacity as a Veoneer Group Employee or Former Veoneer Group Employee.

(b) Assumption by Veoneer. Effective as of or prior to the Effective Time, Veoneer shall assume and honor, or shall cause a member of the Veoneer Group to assume and honor, all Individual Agreements.

Section 2.05 Collective Bargaining. Effective no later than immediately prior to the Effective Time, to the extent necessary, Veoneer shall cause the appropriate member of the Veoneer Group to (a) assume collective bargaining, works council, or similar agreements (including any national, sector, or local collective bargaining agreement) that cover Veoneer Group Employees or Former Veoneer Group Employees and the Liabilities arising under any such agreements, and (b) join any industrial, employer, or similar association or federation if membership is required for the relevant collective bargaining agreement to continue to apply. Notwithstanding anything to the contrary in this Section 2.05, in countries in which the European Union Acquired Rights Directive applies, collective bargaining agreements and any other agreements with employee representatives shall continue to apply after the Distribution Date to the extent and in the manner provided for by local Law.

Section 2.06 Non-U.S. Regulatory Compliance. Autoliv shall have the authority to adjust the treatment described in this Agreement with respect to Veoneer Group Employees or Former Veoneer Group Employees who are located outside of the United States in order to ensure compliance with the applicable laws or regulations of countries outside of the United States or to preserve the tax benefits provided under local tax law or regulation before the Distribution.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01 Active Employees.

(a) Assignment and Transfer of Employees. Effective no later than immediately prior to the Effective Time and except as otherwise agreed by the Parties or as required by applicable Law, (i) the applicable member of the Autoliv Group or the Veoneer Group shall have taken such actions as are necessary to ensure that each Veoneer Group Employee is employed by a member of the Veoneer Group as of the Effective Time, and (ii) the applicable member of the Autoliv Group or the Veoneer Group shall have taken such actions as are necessary to ensure that each individual who is an Autoliv Group Employee is employed by a member of the Autoliv Group as of the Effective Time. Each of the Parties agreed to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Autoliv Group or any member of the Veoneer Group to (i) continue the employment of any Employee or permit the return of any Employee from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

(c) Non-Termination of Employment; Severance.

(i) The Parties acknowledge and agree that any Autoliv Group Employee or Veoneer Group Employee shall not be deemed either to have terminated employment, incurred a separation from service or severance from employment, or to be in retirement status under any Benefit Plan solely as a result of the Distribution and the assignment, transfer, or continuation of the employment of Employees as contemplated by this Section 3.01, except as required by applicable Law or as otherwise agreed between the Parties. Except to the extent required by applicable Law, any Autoliv Group Employee or Veoneer Group Employee shall not, solely as a result of the Distribution or related transactions, be eligible to receive payment of, or exercise any portability rights in respect of, such Employee’s vested benefit or retirement allowance under any Benefit Plan.

(ii) Notwithstanding Section 2.01 or anything to the contrary contained in any business transfer agreement entered into between a member of the Autoliv Group and a member of the Veoneer Group, Autoliv (or a member of the Autoliv Group designated by Autoliv) shall retain (or assume or reimburse to the extent necessary), and agrees to faithfully perform, discharge, and fulfill any Liabilities in respect of any severance payments or benefits that become payable pursuant to applicable Law to any Veoneer Group Employee as a result of the transfer of such Veoneer Group Employee to a member of the Veoneer Group as contemplated by Section 3.01(a).

(d) No Change of Control or Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction contemplated by this Agreement, the Distribution Agreement, or any other Ancillary Agreement shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Autoliv Group or member of the Veoneer Group, except as required by applicable Law.

(e) U.S. Payroll and Related Taxes. With respect to any Veoneer Group Employee or group of Veoneer Group Employees located in the United States, the Parties shall, or shall cause their respective Subsidiaries to, (i) treat Veoneer (or the applicable member of the Veoneer Group) as a “successor employer” and Autoliv (or the applicable member of the Autoliv Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Effective Time with respect to each such Veoneer Group Employee for the tax year during which the Effective Time occurs, and (iii) use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53; provided, however, that, to the extent that Veoneer (or the applicable member of the Veoneer Group) cannot be treated as a “successor employer” to Autoliv (or the applicable member of the Autoliv Group) within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to any Veoneer Group Employee or group of Veoneer Group Employees, (A) with respect to the portion of the tax year commencing on January 1, 2018 and ending on the Distribution Date, Autoliv shall (x) be responsible for all payroll obligations, tax withholding, and reporting obligations for such Veoneer Group Employees and (y) furnish a Form W-2 or similar earnings statement to all such Veoneer Group Employees for such period, and (B) with respect to the remaining portion of such tax year, Veoneer shall (x) be responsible for all payroll obligations, tax withholding, and reporting obligations regarding such Veoneer Group Employees and (y) furnish a Form W-2 or similar earnings statement to all such Veoneer Group Employees.

ARTICLE IV

EQUITY, CASH, AND EXECUTIVE COMPENSATION

Section 4.01 Generally(f) . Each Autoliv Award granted that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below. Before the Effective Time, the Veoneer Equity Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02 Equity Awards.

(a) Stock Options. Each Autoliv Option that is outstanding immediately prior to the Effective Time, shall be converted as of the Effective Time into an Adjusted Autoliv Option and a Veoneer Option, and each such Adjusted Autoliv Option and Veoneer Option shall be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Autoliv Option immediately prior to the Effective Time, except as otherwise provided herein;

(i) the number of Autoliv Shares subject to such Adjusted Autoliv Options shall be equal to the product of fifty percent (50%) of the number of Autoliv Shares subject to the corresponding Autoliv Options immediately prior to the Effective Time multiplied by the Autoliv Conversion Ratio, rounded down to the nearest whole share;

(ii) the number of Veoneer Shares subject to such Veoneer Options shall be equal to the product of fifty percent (50%) of the number of Autoliv Shares subject to the corresponding Autoliv Options immediately prior to the Effective Time multiplied by the Veoneer Conversion Ratio, rounded down to the nearest whole share;

(iii) the per share exercise price of such Adjusted Autoliv Options shall be equal to the quotient of (1) the per share exercise price of the corresponding Autoliv Option immediately prior to the Effective Time divided by (2) the Autoliv Conversion Ratio, rounded up to the nearest full cent; and

(iv) the per share exercise price of such Veoneer Options shall be equal to the quotient of (1) the per share exercise price of the corresponding Autoliv Option immediately prior to the Effective Time divided by (2) the Veoneer Conversion Ratio, rounded up to the nearest full cent.

Notwithstanding anything to the contrary in this Section 4.02(a), the exercise price, the number of Autoliv Shares and Veoneer Shares subject to each Adjusted Autoliv Option and Veoneer Option, respectively, and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Section 409A and Section 424 of the Code, as applicable.

(b) Restricted Stock Units. Each Autoliv Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into an Adjusted Autoliv Restricted Stock Unit and a Veoneer Restricted Stock Unit, and each such Adjusted Autoliv Restricted Stock Unit and Veoneer Restricted Stock Unit shall be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Autoliv Restricted Stock Unit immediately prior to the Effective Time, except as otherwise provided herein;

(i) the number of Autoliv Shares subject to such Adjusted Autoliv Restricted Stock Units shall be equal to the product of fifty percent (50%) of the number of Autoliv Shares subject to the corresponding Autoliv Restricted Stock Units immediately prior to the Effective Time multiplied by the Autoliv Conversion Ratio;

(ii) the number of Veoneer Shares subject to such Veoneer Restricted Stock Units shall be equal to the product of fifty percent (50%) of the number of Autoliv Shares subject to the corresponding Autoliv Restricted Stock Units immediately prior to the Effective Time multiplied by the Veoneer Conversion Ratio; and

(iii) in each case, on the date of vesting, the aggregate number of Adjusted Autoliv Restricted Stock Units and Veoneer Restricted Stock Units, respectively, shall be rounded down to the nearest whole share.

(c) Performance Shares. Each Autoliv Performance Share that is outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into an Adjusted Autoliv Restricted Stock Unit and a Veoneer Restricted Stock Unit, and each such Adjusted Autoliv Restricted Stock Unit and Veoneer Restricted Stock Unit shall be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Autoliv Performance Shares immediately prior to the Effective Time, except as otherwise provided herein;

(i) the number of Autoliv Shares subject to such Adjusted Autoliv Restricted Stock Units shall be equal to the product of (A) the product of fifty percent (50%) of the number of Autoliv Shares subject to the corresponding Autoliv Performance Shares immediately prior to the Effective Time, multiplied by the Autoliv Performance Share Conversion Factor for the respective Autoliv Performance Share program prior to the Effective Time, multiplied by (B) the Autoliv Conversion Ratio; and

(ii) the number of Veoneer Shares subject to such Veoneer Restricted Stock Units shall be equal to the product of (A) the product of fifty percent (50%) of the number of Autoliv Shares subject to the corresponding Autoliv Performance Shares immediately prior to the Effective Time, multiplied by (B) the Autoliv Performance Share Conversion Factor for the respective Performance Share program prior to the Effective Time, multiplied by (B) the Veoneer Conversion Ratio; and

(iii) in each case, on the date of vesting, the aggregate number of Adjusted Autoliv Restricted Stock Units and Veoneer Restricted Stock Units, respectively, shall be rounded down to the nearest whole share.

(d) Miscellaneous Award Terms.

(i) Continued Service. With respect to Adjusted Autoliv Awards held by Veoneer Group Employees and Adjusted Veoneer Awards held by Autoliv Group Employees, employment or continued service as a director with the Veoneer Group and the Autoliv Group, respectively, shall be treated as employment or continued service as a director with Autoliv and Veoneer, respectively. In addition, neither the Distribution nor any employment transfer described in Section 3.01 shall constitute a termination of employment for any Employee for purposes of any Adjusted Autoliv Award or any Veoneer Award.

(ii) Change in Control.

(A) After the Effective Time, for any award adjusted under this Section 4.02, any reference to a “change in control,” “change of control,” or similar definition in an award agreement, employment agreement applicable to such award (1) with respect to Autoliv, shall be deemed to refer to a “change in control,” “change of control,” or similar definition as set forth in the applicable Autoliv Equity Plan , and (2) with respect to Veoneer, shall be deemed to refer to a “Change in Control” as defined in the Veoneer Equity Plan;

(B) After the Effective Time, with respect to any Adjusted Autoliv Restricted Stock Units and Veoneer Restricted Stock Units, upon the occurrence of a “change in control,” “change of control,” or similar definition of Autoliv, (1) Adjusted Autoliv Restricted Stock Units shall vest in accordance with the change-in-control provisions of the Autoliv Equity Plan, regardless of whether such awards are held by an Autoliv Group Employee or Veoneer Group Employee, and (2) Veoneer Restricted Stock Units held by an Autoliv Group Employee shall vest in accordance with the change-in-control provisions of the Autoliv Equity Plan; and

(C) Upon the occurrence of a “change in control,” “change of control,” or similar definition of Veoneer, (1) Veoneer Restricted Stock Units shall vest in accordance with the change-in-control provisions of the Veoneer Equity Plan, regardless of whether such awards are held by an Autoliv Group Employee or Veoneer Group Employee, and (2) Adjusted Autoliv Restricted Stock Units held by a Veoneer Group Employee shall vest in accordance with the change-in-control provisions of the Autoliv Equity Plan.

(e) Settlement; Tax Reporting; and Withholding.

(i) Except as otherwise provided in this Section 4.02(e), after the Effective Time, stock-settled Adjusted Autoliv Awards, regardless of by whom held, shall be settled by Autoliv, and stock-settled Veoneer Awards, regardless of by whom held, shall be settled by Veoneer.

(ii) Upon the vesting or settlement of any Adjusted Autoliv Awards and any Veoneer Awards, Veoneer shall be solely responsible for ensuring the satisfaction of all applicable tax withholding requirements on behalf of each Veoneer Group Employee and Former Veoneer Group Employees. Upon the vesting or settlement of any Adjusted Autoliv Awards and any Veoneer Awards, Autoliv shall be solely responsible for ensuring the satisfaction of all applicable tax withholding requirements on behalf of each Autoliv Group Employee and Former Autoliv Group Employees. Following the Effective Time, Autoliv shall be responsible for all income tax reporting in respect of Adjusted Autoliv Awards held by Autoliv Group Employees and Former Autoliv Group Employees, and Veoneer shall be responsible for all income tax reporting in respect of Adjusted Autoliv Awards and Veoneer Awards held by Veoneer Group Employees and Former Veoneer Group Employees, except as may be modified pursuant to Section 3.01(e).

(iii) Following the Effective Time, if any stock-settled Adjusted Autoliv Award or Veoneer Award shall fail to become vested, such Adjusted Autoliv Award or Veoneer Award shall be forfeited to Autoliv or Veoneer, respectively.

(f) Cooperation. Each of the Parties shall establish an appropriate administration system to administer, in an orderly manner, (i) exercises of vested Adjusted Autoliv Options and Veoneer Options, (ii) the vesting and forfeiture of unvested Adjusted Autoliv Awards and Veoneer Awards, and (iii) the withholding and reporting requirements with respect to all awards. Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable Person’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for vesting and forfeiture of awards and tax withholding/remittance, compliance with trading windows, and compliance with the requirements of the Exchange Act and other applicable Laws. Without limiting the foregoing provisions of this Section 4.02(f), each Party agrees that each such Party shall, during the three-year period commencing on the Distribution Date engage the same stock plan administrator as its third-party administrator for Autoliv Awards, in the case of Autoliv, and Veoneer Awards, in the case of Veoneer.

(g) Registration and Other Regulatory Requirements. Veoneer agrees to file a Form S-8 registration statement with respect to, and to cause to be registered pursuant to the Securities Act, the Veoneer Shares authorized for issuance under the Veoneer Equity Plan, as required pursuant to the Securities Act, before the date of issuance of any Veoneer Shares pursuant to the Veoneer Equity Plan.

(h) Equity Awards in Certain Jurisdictions. Notwithstanding the foregoing provisions of this Section 4.02, the Parties may mutually agree, in their sole discretion, not to adjust certain outstanding Autoliv Awards pursuant to the foregoing provisions of this Section 4.02 where those actions would create or trigger adverse legal, accounting, or tax consequences for Autoliv, Veoneer, and/or the affected award holder, including, without limitation, outstanding Autoliv Options that are intended to qualify as incentive stock options under Section 422 of the Code. In such circumstances, Autoliv and/or Veoneer may take any action necessary or advisable to prevent any such adverse legal, accounting, or tax consequences, including agreeing that the outstanding Autoliv Awards of the affected award holders shall terminate in accordance with the terms of the Autoliv Equity Plan and the underlying award agreements, in which case Veoneer or Autoliv, as applicable, shall equitably compensate the affected award holders in an alternate manner determined by Veoneer or Autoliv, as applicable, in its sole discretion, or agreeing that an alternate adjustment method should be applied, in each case provided such alternate manner of equitable compensation or alternate adjustment method, as applicable, does not itself result in adverse legal, accounting, or tax consequences for Autoliv, Veoneer, and/or the affected award holder. Where and to the extent required by applicable Law or tax considerations, the adjustments described in this Section 4.02(h) shall be (i) deemed to have been effectuated immediately prior to the Distribution Date, (ii) deemed approved by the Autoliv Compensation Committee, and (iii) incorporated by reference herein as if fully set forth herein and shall be binding on the Parties and their respective Affiliates.

Section 4.03 Short-Term Incentive Plans.

(a) Establishment of Veoneer Short-Term Incentive Plans. Veoneer shall, or shall cause other members of the Veoneer Group to, establish the Veoneer Short-Term Incentive Plans. The Veoneer Short-Term Incentive Plans shall govern incentives earned for performance periods commencing after the Distribution Date. In no event shall any Veoneer Group Employee or Former Veoneer Group Employee be entitled to any payments under the Autoliv Short-Term Incentive Plan for any period after the Distribution Date.

(b) Fiscal Year 2018 Annual Bonus. Effective as of the Effective Time, the Liability in respect of bonus awards allocable to Veoneer Group Employees and Former Veoneer Group Employees under any Autoliv Short-Term Incentive Plan in respect of the 2018 fiscal year shall be assumed by the Veoneer Group based on the accrual for such Employees as of immediately prior to the Effective Time. Upon the determination of the actual amount of the bonuses for the Veoneer Group Employees and Former Veoneer Group Employees by Autoliv following the Effective Time, Veoneer shall pay the amounts awarded to the Veoneer Group Employees and Former Veoneer Group Employees.

(c) Allocation of Liabilities. Except as otherwise provided in this Agreement, (i) the Autoliv Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual incentive bonus awards under any Autoliv Short-Term Incentive Plan with respect to payments earned before, as of, or after the Effective Time to Autoliv Group Employees or Former Autoliv Group Employees, and no member of the Veoneer Group shall have any obligations with respect thereto; and (ii) the Veoneer Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual incentive bonus awards under any Veoneer Short-Term Incentive Plan with respect to payments made after the Effective Time to Veoneer Group Employees or Former Veoneer Group Employees, and no member of the Autoliv Group shall have any obligations with respect thereto.

Section 4.04 Director Compensation.

(a) Establishment of Veoneer Non-Employee Director Compensation Policy. Prior to the Effective Time, Veoneer shall establish the Veoneer non-employee director compensation policy.

(b) Allocation of Directors’ Compensation. Autoliv shall be responsible for the payment of any fees for service on the Autoliv Board that are earned at, before, or after the Effective Time, and Veoneer shall not have any responsibility for any such payments. With respect to any Veoneer non-employee director, Veoneer shall be responsible for the payment of any fees for service on the Veoneer Board that are earned at any time after the Effective Time and Autoliv shall not have any responsibility for any such payments. Notwithstanding the foregoing, Veoneer shall commence paying quarterly cash retainers to Veoneer non-employee directors in respect of the quarter in which the Effective Time occurs; provided that (i) if Autoliv has already paid such quarter’s cash retainers to Autoliv non-employee directors prior to the Effective Time, then within thirty (30) business days after the end of the fiscal quarter in which the Distribution Date occurs, Veoneer shall pay Autoliv an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to Veoneer after the Distribution Date, and (ii) if Autoliv has not yet paid such quarter’s cash retainers to Autoliv non-employee directors prior to the Effective Time, then within thirty (30) business days after the end of the fiscal quarter in which the Distribution Date occurs, Autoliv shall pay Veoneer an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to Autoliv on and prior to the Distribution Date. The Parties recognize and agree that any Autoliv Awards held by a Veoneer non-employee director or a Transferred Director shall be adjusted under Section 4.02.

ARTICLE V

U.S. RETIREMENT PLANS

Section 5.01 Autoliv U.S. Pension Plans.

(a) Retention of Plan. As of the Effective Time, the Autoliv Group shall retain (or assume to the extent necessary) sponsorship of each Autoliv U.S. Pension Plan, and, from and after the Effective Time, all Assets and Liabilities thereunder shall be Assets and Liabilities of the Autoliv Group.

(b) Treatment of Veoneer Group Employees. As of the Effective Time, Veoneer Group Employees shall be ineligible to accrue benefits under the Autoliv U.S. Pension Plans. Veoneer Group Employees shall be treated as vested terminated employees from the Defined Benefit Plan. Veoneer Group Employees shall be treated as vested employees under the Excess Pension Plan; the date of separation shall be determined by the date of separation from Veoneer.

Section 5.02 Veoneer U.S. Savings Plan.

(a) Establishment of Veoneer U.S. Savings Plan. Before the Effective Time, Veoneer shall establish the Veoneer U.S. Savings Plan, and the Veoneer U.S. Savings Plan Trust, effective as of the Effective Time. Before the Effective Time, Veoneer shall provide Autoliv with (i) a copy of the Veoneer U.S. Savings Plan and Veoneer U.S. Savings Plan Trust and (ii) a copy of certified resolutions of the Veoneer Board (or its authorized committee or other delegate) evidencing adoption of the Veoneer U.S. Savings Plan and the Veoneer U.S. Savings Plan Trust and the assumption by the Veoneer U.S. Savings Plan of the Liabilities described in Section 5.02(b) effective as of the Effective Time.

(b) Transfer of Account Balances. As soon as administratively feasible, Autoliv shall cause the trustee of the Autoliv U.S. Savings Plan to transfer from the Autoliv U.S. Savings Plan Trust to the Veoneer U.S. Savings Plan Trust the account balances of the Veoneer Group Employees under the Autoliv U.S. Savings Plan, determined as of the date of the transfer. Such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans. Any Asset and Liability transfers pursuant to this Section 5.02(b) shall comply in all respects with Sections 414(1) and 411(d)(6) of the Code.

(c) Employer Contributions. Veoneer shall be responsible for making any such matching contributions and retirement income contributions to the Veoneer U.S. Savings Plan.

(d) Veoneer U.S. Savings Plan Provisions. The Veoneer U.S. Savings Plan shall provide that:

(i) Veoneer Group Employees shall (A) be eligible to participate in the Veoneer U.S. Savings Plan as of the Effective Time to the extent that they were eligible to participate in the Autoliv U.S. Savings Plan as of immediately prior to the Effective Time, and (B) receive credit for all service credited for that purpose under the Autoliv U.S. Savings Plan as of immediately prior to the Distribution as if that service had been rendered to Veoneer; and

(ii) the account balance of each Veoneer Group Employee under the Autoliv U.S. Savings Plan as of the date of the transfer of Assets from the Autoliv U.S. Savings Plan (including any outstanding promissory notes) shall be credited to such individual’s account balance under the Veoneer U.S. Savings Plan.

(e) Autoliv U.S. Savings Plan After Effective Time. From and after the Effective Time, (i) the Autoliv U.S. Savings Plan shall continue to be responsible for Liabilities in respect of Autoliv Group Employees and Former Employees with accounts under such plans, and (ii) no Veoneer Group Employees shall accrue any benefits under the Autoliv U.S. Savings Plan. Without limiting the generality of the foregoing, Veoneer Group Employees shall cease to be participants in the Autoliv U.S. Savings Plan effective as of the Effective Time.

(f) No Loss of Unvested Benefits; No Distributions. No Veoneer Group Employee shall be entitled to a distribution of his or her benefit under the Autoliv U.S. Savings Plan or Veoneer U.S. Savings Plan as a result of such transfer of employment to the Veoneer Group.

Section 5.03 Autoliv U.S. Savings Plan.

(a) Retention of Plan. As of the Effective Time, the Autoliv Group shall retain sponsorship of the Autoliv U.S. Savings Plan, and, from and after the Effective Time, all Assets and Liabilities thereunder shall be the Assets and Liabilities of the Autoliv Group.

Section 5.04 Veoneer Non-Qualified Retirement Plan.

(a) Establishment of the Veoneer Non-Qualified Retirement Plan. Before the Effective Time, Veoneer shall establish the Veoneer Non-Qualified Retirement Plan.

(b) Assumption of Liabilities from Autoliv. As of the Effective Time, Veoneer shall, and shall cause the Veoneer Non-Qualified Retirement Plan to, assume all Liabilities under the Autoliv Non-Qualified Retirement Plan of Veoneer Group Employees that relate to deferrals following the Effective Time, determined as of the Effective Time, and the Autoliv Group and the Autoliv Non-Qualified Retirement Plan shall be relieved of all such Liabilities. Autoliv shall retain all Liabilities under the Autoliv Non-Qualified Retirement Plan for Autoliv Group Employees and Former Employees and all Liabilities under the Autoliv Non-Qualified Retirement Plan for Autoliv Group Employees that relate to deferrals prior to or as of the Distribution Date. As soon as administratively feasible following the

Effective Time, Autoliv shall cause the trustee holding Autoliv Non-Qualified Retirement Plan assets to transfer the assets funding the account balances of the Veoneer Group Employees under the Autoliv Non-Qualified Retirement Plan determined as the date of transfer, to the trustee of the Veoneer Non-Qualified Retirement Plan Trust. Veoneer Group Employees shall cease to participate in the Autoliv Non-Qualified Retirement Plan. The deferral elections in effect for the Veoneer Group Employees under the Autoliv Non-Qualified Retirement Plan as of the Effective Time shall continue to apply under the Veoneer Non-Qualified Retirement Plan immediately after the Effective Time without interruption through December 31, 2018.

Section 5.05 Nonqualified Plan Participation; Distributions. The Parties acknowledge that none of the transactions contemplated by this Agreement, the Distribution Agreement, or any other Ancillary Agreement shall trigger a payment or distribution of compensation under any of the Autoliv Nonqualified Plans or Veoneer Non-Qualified Retirement Plan for any participant and, consequently, that the payment or distribution of any compensation to which such participant is entitled under any of the Autoliv Nonqualified Plans or Veoneer Non-Qualified Retirement Plan shall occur upon such participant’s separation from service from the Veoneer Group or at such other time as provided in the applicable Veoneer Non-Qualified Retirement Plan or participant’s deferral election.

ARTICLE VI

U.S. WELFARE BENEFIT PLANS

Section 6.01 Welfare Plans.

(a) Multi-Employer Health Plan. Autoliv, ASP. Inc. Welfare Benefit Plan shall act as a multi-employer health plan from July 1, 2018 through December 31, 2018. Actual claims and administrative costs from providers shall be captured and assigned to Veoneer. Costs are that are not billed per employee, but are instead fee-based per service, shall be prorated based on a percentage of head-count for Veoneer US, Inc. vs. Autoliv ASP, Inc. each month.

(b) Establishment of Veoneer U.S. Welfare Plans. As of January 1, 2019, Veoneer shall, or shall cause the applicable member of the Veoneer Group to, establish the Veoneer U.S. Welfare Plans.

(c) Waiver of Conditions; Benefit Maximums. Veoneer shall use commercially reasonable efforts to cause the Veoneer U.S. Welfare Plans and any Welfare Plans that provide leave benefits, as applicable, to:

(i) with respect to initial enrollment as of January 1, 2019, waive (A) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any Veoneer Group Employee or Former Veoneer Group Employee who are U.S. Employees, or any covered dependents thereof, other than limitations that were in effect with respect to such Veoneer Group Employee, Former Veoneer Group Employee, or covered dependent under the applicable Autoliv U.S. Welfare Plan as of immediately prior to January 1, 2019 (or, if earlier, the date on which the applicable Welfare Plan is established), and (B) any waiting period limitation or evidence of insurability requirement applicable to such Veoneer Group Employee, Former Veoneer Group Employee, or any covered dependents thereof, other than limitations or requirements that were in effect with respect to such Veoneer Group Employee, Former Veoneer Group Employee, or covered dependent under the applicable Autoliv U.S. Welfare Plans as of immediately prior to January 1, 2019 (or, if earlier, the date on which the applicable Welfare Plan is established); and

(ii) take into account with respect to aggregate annual, lifetime, or similar maximum benefits available under the Veoneer U.S. Welfare Plans, such Veoneer Group Employee’s, Former Veoneer Group Employee’s, or any covered dependents’ prior claim experience under the Autoliv U.S. Welfare Plans and any Benefit Plan that provides leave benefits.

(d) Flexible Spending Accounts. The Parties shall use commercially reasonable efforts to ensure that any health or dependent care flexible spending accounts of Veoneer Group Employees who are U.S. Employees (whether positive or negative) (the “Transferred FSA Balances”) under Autoliv U.S. Welfare Plans that are health or dependent care flexible spending account plans are transferred, as soon as practicable after January 1, 2019 (or, if earlier, the date on which the corresponding Veoneer U.S. Welfare Plans are established), from the Autoliv U.S. Welfare Plans to the corresponding Veoneer U.S. Welfare Plans. As soon as practicable after January 1, 2019 (calculated as of January 1, 2019), and in any event within thirty (30) days after the amount of the Transferred FSA Balances is determined or such later date as mutually agreed upon by the Parties, Veoneer shall pay Autoliv the net aggregate amount of the Transferred FSA Balances (calculated as of January 1, 2019), if such amount is positive, and Autoliv shall pay Veoneer the net aggregate amount of the Transferred FSA Balances (calculated as of January 1, 2019), if such amount is negative.

(e) Allocation of Welfare Assets and Liabilities. Except as otherwise specifically provided herein, the Autoliv Group shall retain all Liabilities relating to Incurred Claims under the Autoliv U.S. Welfare Plans, and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) associated with such Incurred Claims. The Veoneer Group shall be responsible for all Liabilities relating to Incurred Claims under any Veoneer U.S. Welfare Plan and shall also retain Assets (including, without limitation, Medicare reimbursements, pharmaceutical rebates, and similar items) associated with such Incurred Claims.

(f) Determination of Veoneer Group Employees. For purposes of this Section 6.01, it is contemplated that some or all of the Veoneer U.S. Welfare Plans or Benefit Plans providing leave benefits may be established prior to the Effective Time. In such event, all references to “Veoneer Group Employees” in this Section 6.01 shall mean and refer to individuals employed by a member of the Veoneer Group as of immediately prior to the date of establishment of such plan.

Section 6.02 Veoneer U.S. Retiree Medical Plan.

(a) Establishment of the Veoneer U.S. Retiree Medical Plan. Before the Effective Time, Veoneer shall establish the Veoneer U.S. Retiree Medical Plan.

(b) Assumption of Liabilities from Autoliv. As of the Effective Time (or, if earlier, the date on which the Veoneer U.S. Retiree Medical Plan is established), Veoneer shall, and shall cause the Veoneer U.S. Retiree Medical Plan to, assume all retiree medical Liabilities under the Autoliv Retiree Welfare Plan of the (no unions in US) Veoneer Group Employees and Former Veoneer Group Employees, determined as of immediately prior to the Effective Time (or, if earlier, the date on which the Veoneer U.S. Retiree Medical Plan is established), and the Autoliv Group and the Autoliv Retiree Welfare Plan shall be relieved of all such Liabilities. Autoliv shall retain all Liabilities under the Autoliv Retiree Welfare Plan for Autoliv Group Employees and Former Autoliv Group Employees. From and after the Effective Time (or, if earlier, the date on which the Veoneer U.S. Retiree Medical Plan is established), Veoneer Group Employees and Former Veoneer Group Employees shall cease to participate in the Autoliv Retiree Welfare Plan.

Section 6.03 COBRA.

The Autoliv Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA and the corresponding provisions of the Autoliv U.S. Welfare Plans with respect to any Autoliv Group Employee and any Former Autoliv Group Employee who is a U.S. Employee (and his or her covered dependents) who incur a qualifying event under COBRA before, as of, or after the January 1, 2019. Effective as of January 1, 2019, the Veoneer Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Veoneer U.S. Welfare Plans with respect to any Veoneer Group Employee or Former Veoneer Group Employee who is a U.S. Employee (and his or her covered dependents) who incurs a qualifying event or loss of coverage under the Veoneer U.S. Welfare Plans before, as of, or after the January 1, 2019. The Parties agree that the consummation of the transactions contemplated by the Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 6.04 Vacation, Holidays and Leaves of Absence. Effective as of no later than the Effective Time, the Veoneer Group shall assume all Liabilities of the Autoliv Group with respect to vacation, holiday, annual leave, or other leave of absence, and required payments related thereto, for each Veoneer Group Employee who is a U.S. Employee. The Autoliv Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Autoliv Group Employee who is a U.S. Employee.

Section 6.05 Severance and Unemployment Compensation. Except as otherwise provided in Section 3.01(c), effective as of the Effective Time, the Veoneer Group shall assume any and all Liabilities to, or relating to, Veoneer Group Employees and Former Veoneer Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at, or after the Effective Time. The Autoliv Group shall be responsible for any and all Liabilities to, or relating to, Autoliv Group Employees and Former Autoliv Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time.

Section 6.06 Workers’ Compensation. With respect to claims for workers’ compensation in the U.S., (a) the Veoneer Group shall be responsible for claims in respect of Veoneer Group Employees and Former Veoneer Group Employees, whether occurring before, at, or after the Effective Time, and (b) the Autoliv Group shall be responsible for all claims in respect of Autoliv Group Employees and Former Autoliv Group Employees, whether occurring before, at, or after the Effective Time.

Section 6.07 Insurance Contracts. To the extent that any Autoliv Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop-loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for Veoneer (except to the extent that changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Autoliv and Veoneer for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 6.07.

Section 6.08 Third-Party Vendors. Except as provided below, to the extent that any Autoliv Welfare Plan is administered by a third-party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Veoneer and to maintain any pricing discounts or other preferential terms for both Autoliv and Veoneer for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 6.08.

ARTICLE VII

NON-U.S. EMPLOYEES AND BENEFIT PLANS

Section 7.01 Non-U.S. Employees. Unless otherwise agreed by the Parties, Veoneer Group Employees and Former Veoneer Group Employees who are Non-U.S. Employees or who otherwise are subject to non-U.S. Law and their related benefits and Liabilities shall be treated in the same manner as the Veoneer Group Employees and Former Veoneer Group Employees, respectively, who are U.S. Employees and who are not subject to non-U.S. Law. Notwithstanding anything to the contrary in this Agreement, all actions taken with respect to Non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions shall be subject to and accomplished in accordance with applicable Law and the custom of the applicable jurisdictions.

Section 7.02 Veoneer Non-U.S. Pension Plans.

(a) As of the Effective Time, the Veoneer Group shall retain (or establish or assume to the extent necessary) sponsorship of the Veoneer Non-U.S. Pension Plans, and, from and after the Effective Time, all Assets and Liabilities thereunder shall be the Assets and Liabilities of the Veoneer Group.

(i) Previously separated entities of Veoneer Canada and Veoneer France each have separate formerly established pension plans and the Liabilities associated with each of such plans has been assumed by the respective entities as of the Restructuring Date.

(ii) Each of Veoneer Japan, Veoneer South Korea and Veoneer India established a new pension plan for participation by employees of the respective entity, effective on or about the Restructuring Date, and the Liabilities associated with each of these plans for Veoneer Group Employees has been assumed by the Veoneer Group as of the Restructuring Date.

(iii) Veoneer Germany maintains a Pension Promise Plan for the benefit one (1) active Veoneer Group Employee and the Liabilities associated with this plan has been assumed by the Veoneer Group as of the Restructuring Date.

Section 7.03 Veoneer Non-U.S. Welfare Plans. As of the Effective Time, the Veoneer Group shall retain (or establish or assume to the extent necessary) sponsorship of the Veoneer Non-U.S. Welfare Plans, and, from and after the Effective Time, all Assets and Liabilities thereunder shall be the Assets and Liabilities of the Veoneer Group.

Section 7.04 Autoliv Non-U.S. Pension Plans. As of the Effective Time, the Autoliv Group shall retain (or establish or assume to the extent necessary) sponsorship of the Autoliv Non-U.S. Pension Plans, and, from and after the Effective Time, all Assets and Liabilities thereunder shall be the Assets and Liabilities of the Autoliv Group.

Section 7.05 Autoliv Non-U.S. Welfare Plans. As of the Effective Time, the Autoliv Group shall retain (or establish or assume to the extent necessary) sponsorship of the Autoliv Non-U.S. Welfare Plans, and, from and after the Effective Time, all Assets and Liabilities thereunder shall be the Assets and Liabilities of the Autoliv Group.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Employee Records.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, Autoliv and Veoneer (acting directly or through members of the Autoliv Group or the Veoneer Group, respectively) shall provide to the other Party and their respective authorized agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, each Party shall transfer to the other Party any and all employment records as necessary for each Party to carry out its obligations under this Agreement.

(c) Access to Records. To the extent not inconsistent with this Agreement, the Distribution Agreement, or any applicable privacy protection Laws or regulations, reasonable access to Employee-related records after the Effective Time shall be provided to members of the Autoliv Group and members of the Veoneer Group pursuant to the terms and conditions of Article VI of the Distribution Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying, and permitting access to all Employee-related information, Autoliv and Veoneer shall comply with all applicable Laws, regulations, and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations, and internal policies applicable to such information.

(e) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate, and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, resolutions, government filings, data, payroll, employment, and benefit plan information on regular timetables and cooperate as needed with respect to (i) any litigation with respect to any employee benefit plan, policy, or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling, or advisory opinion from the IRS, U.S. Department of Labor, or ruling from any other Governmental Authority on behalf of any employee benefit plan, policy, or arrangement contemplated by this Agreement, and (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor, or any other Governmental Authority; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything to the contrary in this Agreement, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Distribution Agreement and the requirements of applicable Law.

(g) Compensation for Providing Information. The Party requesting information under this Section 8.01 agrees to reimburse the other Party for the reasonable costs, if any, of gathering, copying, transporting, and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information).

Section 8.02 Preservation of Rights to Amend. The rights of each member of the Autoliv Group and each member of the Veoneer Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 8.03 Fiduciary Matters. Autoliv and Veoneer each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 8.04 Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing, and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.05 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement and the exhibits, annexes and schedules hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) Autoliv represents on behalf of itself and each other member of the Autoliv Group, and Veoneer represents on behalf of itself and each other member of the Veoneer Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d) Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 8.06 Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated in this Agreement or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 8.07 Assignability. This Agreement shall be binding upon and inure to the benefit of the other Party or the other parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party or other party thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

Section 8.08 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Autoliv Indemnitee or Veoneer Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of Autoliv or shareholders of Veoneer) except the Parties hereto any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person (including, without limitation, any shareholders of Autoliv or shareholders of Veoneer) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 8.09 Notices. All notices, requests, claims, demands, or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.09):

(i) if to Autoliv, to:

Autoliv, Inc.

1320 Pacific Drive

Auburn Hills, Michigan 48326

Attention: General Counsel

(ii) if to Veoneer, to:

Veoneer, Inc.

26545 American Drive

Southfield, Michigan 48034

Attention: General Counsel

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 8.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 8.11 Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition, and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 8.12 Headings. The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations, and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Distribution and shall remain in full force and effect in accordance with their terms.

Section 8.14 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 8.15 Dispute Resolution. The dispute resolution procedures set forth in Article IV of the Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 8.16 Data Privacy.. The Parties agree that any applicable data privacy Laws and any other obligations of the Autoliv Group or Veoneer Group to maintain the confidentiality of any employee information or information held by any Benefit Plan in accordance with applicable Law shall govern the disclosure of employee information among the Parties under this Agreement. The Parties agree to use commercially reasonable efforts to have in place appropriate technical and organizational security measures to protect the personal data of Employees.

Section 8.17 Specific Performance. Subject to Article IV of the Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions, and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 8.18 Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement, including terms relating to the Distribution, may be amended, modified or abandoned by and in the sole and absolute discretion of the Autoliv Board without the approval of any Person, including Veoneer or Autoliv.

Section 8.19 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 8.20 Exclusivity of Tax Matters Agreement. Notwithstanding any other provision of this Agreement (other than Sections 3.01(e) and 4.02(e)), the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein.

Section 8.21 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER VEONEER NOR ITS AFFILIATES, ON THE ONE HAND, NOR AUTOLIV NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES PAID BY AN INDEMNITEE IN RESPECT OF A THIRD PARTY CLAIM).

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

AUTOLIV, INC.

By:	/s/ Lars Sjöbring
Name:	Lars Sjöbring
Its:	Group Vice President, Legal Affairs, General Counsel and Secretary

VEONEER, INC.

By:	/s/ Mathias Hermansson
Name:	Mathias Hermansson
Its:	Chief Financial Officer and Executive Vice President, Financial Affairs